Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-265066) pertaining to the 2022 Long Term Incentive Plan of Continental Resources, Inc. of our report dated January 7, 2022, with respect to the statement of revenues and direct operating expenses of the Delaware Properties for the year ended December 31, 2020, included in Continental Resources, Inc.’s Current Report on Form 8-K/A dated December 21, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 31, 2022